Exhibit 5.d

Suite 900 Purdy’s Wharf Tower One 1959 Upper Water Street Halifax, NS Canada B3J 3N2	Correspondence: P.O. Box 997 Halifax, NS Canada B3J 2X2	Telephone: 902.420.3200 Fax: 902.420.1417 halifax@smss.com www.smss.com	Charles S. Reagh Direct Dial: 902.420.3335 Direct Fax: 902.496.6173 csr@smss.com

File Reference: NS1940-182

February 8, 2005

CROWN CANADIAN HOLDINGS ULC

3079939 NOVA SCOTIA COMPANY

1 Crown Way

Philadelphia, PA 19154

- and to –

DECHERT LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

Re:	Form S-4 Registration Statement (Reg. 333-120780)

Gentlemen and Ladies:

We have acted as local counsel in the Province of Nova Scotia for Crown Canadian Holdings ULC and 3079939 Nova Scotia Company (collectively, the “Covered Entities”) in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-120780) originally filed by Crown European Holdings SA (“CEH”) and the other registrants, including the Covered Entities, on November 24, 2004 with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”), and the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as amended (the “Registration Statement”), for the purpose of registering the issuance by CEH of up to an aggregate principal amount of €460,000,000 of CEH’s 6 1/4% First Priority Senior Secured Notes due 2011 (the “New Notes”) and the guarantees thereof by the Covered Entities and others (the “New Guarantees”) under the Securities Act. The New Notes are to be issued in exchange for an equal aggregate principal amount of CEH’s outstanding 6 ¼% First Priority Senior Secured Notes due 2011 (the “Old Notes”) and the guarantees thereof by the Guarantors (the “Old Guarantees”), pursuant to the Registration Rights Agreements (the “Registration Rights Agreements”) by and among Crown Holdings, Inc., CEH, Citigroup Global Markets Inc. and Lehman Brothers Inc., as Representatives, the Initial Purchasers (as defined therein) and the Covered Entities and the other Guarantors incorporated by reference as Exhibits 4.i and 4.j to the Registration Statement.

The New Notes and the New Guarantees are to be issued pursuant to the terms of an Indenture (the “Indenture”) by and among CEH, as Issuer, the Guarantors (including the Covered Entities) named therein and Wells Fargo Bank, N. A., as trustee, incorporated by reference as Exhibit 4.k to the Registration Statement.

In connection with the foregoing, we have reviewed such records, documents, agreements and certificates and examined such questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including:

(a)	the Registration Statement;

(b)	the Indenture;

(c)	the form of the New Guarantees entered into by the Covered Entities;

(d)	the form of New Notes;

(e)	certificates of status dated February 8, 2005 (the “Certificates of Status”) issued in respect of each of the Covered Entities pursuant to the Corporations Registration Act (Nova Scotia) and the Companies Act (Nova Scotia) (the “NSCA”);

(f)	a certificate of an officer of each of the Covered Entities with respect to certain factual and general corporate matters, each dated the date hereof (the “February 2005 Officer’s Certificates”), together with the officer’s certificates delivered by each of the Covered Entities to us, Miller Thomson LLP, Osler Hoskin & Harcourt LLP and others dated September 1, 2004 and October 6, 2004 (collectively, the “Fall 2004 Officer’s Certificates”; the February 2005 Officer’s Certificates and the Fall 2004 Officer’s Certificates are collectively referred to as the “Officer’s Certificates”).

In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the legal capacity of all individuals, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Covered Entities), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Covered Entities, including the completeness, truth and accuracy of all statements of fact contained in the Officer’s Certificates, copies of each of which are delivered herewith and the completeness, truth and accuracy of any official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials.

In expressing the opinion in paragraph (1) below with respect to the valid existence of the Covered Entities, we have relied on the Certificates of Status, copies of each of which are delivered herewith.

In expressing the opinion in paragraph (3) below with respect to the delivery of the New Guarantees, we have assumed that the Indentures have been physically delivered by the Covered Entities to the other parties thereto and such delivery does not remain subject to any condition or escrow which has not been satisfied.

This opinion is limited to the laws of the Province of Nova Scotia and the federal laws of Canada applicable in the Province of Nova Scotia, and we express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

1.	Each of the Covered Entities is an unlimited company incorporated or amalgamated and validly existing and in good standing as to the filing of annual returns and payment of annual fees under the laws of its jurisdiction of the Province of Nova Scotia, Canada and under the NSCA and each has the corporate power and authority to execute, deliver and perform its obligations under the New Guarantees to the extent it is a party thereto.

2.	The execution, delivery and performance of the New Guarantees has been duly authorized by all necessary corporate action of each of the Covered Entities to the extent it is a party thereto.

3.	Each of the Covered Entities has duly executed and delivered the Indenture to the extent it is a party thereto.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is not to otherwise be made available to or relied upon by any person other than the addressees, nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority.

Yours truly,

STEWART MCKELVEY STIRLING SCALES